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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE          AirTran Airways contact:  Jim Brown
July 17, 2001                                            407/251-5578
                                     NPA contact:        Captain Tom Benefield
                                                         404/559-7700

                 AirTran Airways, National Pilots Association
                        Announce New Tentative Contract

     ORLANDO, Fla. (July 17, 2001) - AirTran Airways and the National Pilots Association (NPA), which represents AirTran Airways' work force of approximately 650 pilots, today announced they have reached a tentative agreement on a new four-year contract. The tentative agreement was reached without the assistance of a federal mediator. In addition, the NPA Board of Directors endorsed the tentative agreement and will promptly send the agreement to the pilots association membership for ratification.

     Terms of the agreement with the NPA will not be publicly disclosed until pilots have completed a membership ratification vote, which is expected within approximately three weeks.

     "AirTran Airways and NPA negotiators worked very hard to produce the kind of agreement that keeps pilot wages and benefits in line with the industry and at the same time provides a platform for the continuation of the Company's successful business model," said Joseph Leonard, AirTran Airways Chairman and Chief Executive Officer. "I want to personally congratulate the members of both teams for their outstanding work in providing a contract that benefits all the Employee-Crew Members of AirTran Airways, as well as its shareholders and customers."

     "Our negotiating team produced a contract that we believe will truly benefit the professional Aviators of AirTran Airways," said Captain Bob Wittenberg, President of the NPA. "We look forward to sharing the details of the collective bargaining agreement with our pilots over the next week. I congratulate the members of both the management and pilots association negotiating teams."

     Systemwide, AirTran Airways operates 338 daily departures to 34 cities. Offering the convenience of easy, same concourse connections in Atlanta, AirTran Airways operates 151 daily departures from Hartsfield Atlanta International Airport, the world's busiest airport.

                                    (more)

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AirTran Airways, NPA Announce New Tentative Contract - Page 2

     Named "Best Low-Fare Airline" for 2001 by Entrepreneur magazine, AirTran Airways provides everyday, affordable air travel throughout the eastern United States and, unlike other airlines, never requires a roundtrip purchase or Saturday night stay.

     Recipient of six consecutive annual "Diamond Awards" from the Federal Aviation Administration for excellence in maintenance training, AirTran Airways is the launch customer for the Boeing 717, one of today's newest, most innovative and most environmentally friendly commercial aircraft.

     AirTran Airways is a subsidiary of AirTran Holdings, Inc. (AMEX: AAI).

     For more information and reservations, visit AirTran Airways' Web site at www.airtran.com (America Online keyword: AirTran), call your travel agent or call AirTran Airways at 800-AIRTRAN (800-247-8726) or 770-994-8258 (in Atlanta).

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